Exhibit 21
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Other Names Under Which Subsidiary Conducts Business	State or Other Jurisdiction of Incorporation or Organization

1ST Constitution Bank	N/A	New Jersey

1ST Constitution Capital Trust II	N/A	Delaware

1ST Constitution Investment Company of New Jersey, Inc.	N/A	New Jersey

FCB Assets Holdings, Inc.	N/A	New Jersey

204 South Newman Street LLC.	N/A	New Jersey

249 New York Avenue LLC	N/A	New Jersey

1ST Constitution Real Estate Corporation	N/A	New Jersey